AGREEMENT IN PRINCIPLE

     JW Charles Financial Services, Inc., a Florida corporation (the "Company"), and Gilman CMG, Inc. a Delaware corporation ("Gilman"), hereby execute this Agreement in Principle in order to set forth their mutual understanding and good faith intentions to work cooperatively and use their best efforts to complete negotiations and preparations of definitive documents to effectuate an immediate repurchase of all of the Company's shares which are currently subject to that certain Stock Repurchase Agreement, dated May 15, 1995, between the Company and Gilman, a payment of cash and the issuance of a Note for the aggregate amount of such repurchase based upon the terms set forth on Exhibit A attached hereto.

     With respect to the stock repurchase and Note summarized in Exhibit A, the Company and Gilman acknowledge that a draft of the Note and such other necessary documents are currently being prepared to reflect those terms set forth in Exhibit A.

     The Company and Gilman confirm their intention and agreement to proceed as promptly as practicable with definitive documentation for the transactions described above and that the execution and delivery of a definitive agreement with respect to the Note is subject to and conditioned upon the respective approvals by the board of directors of the Company and Gilman of such definitive agreement. The Company and Gilman each recognize and agree that either or both of them may make a press release announcing this Agreement in Principle and referring to the parties' intention to proceed as described herein.

     IN WITNESS WHEREOF, this Agreement in Principle has been executed on behalf of the parties by their duly authorized representatives on this 14th day of May, 1996.


JW CHARLES FINANCIAL SERVICES, INC.     GILMAN CMG, INC.


By:  /s/ Joel E. Marks                  By:/s/ John Faiella
     Joel E. Marks                         John Faiella
     Vice Chairman and Chief               President
     Financial Officer
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                                EXHIBIT A


          Note Amount:            $6,125,000.

          Cash Amount             $1,155,000

          Interest Rate:          10% per annum.

          Interest Payable:       Quarterly.

          Principal Payments:     Beginning April 15, 1997, the Company
                                  will be obligated to make principal
                                  payments each year in an amount equal to the Modified Net Income, as defined, until the entire outstanding principal balance has been repaid in full.
                                  "Modified Net Income" for each year means
                                  50% of the Company's audited net income
                                  for the immediately preceding fiscal year after subtracting the aggregate amount of principal payments made to GCMG on the existing GCMG indebtedness during such fiscal year.

                                  The Note will contain a balloon payment
                                  feature requiring, without regard to the above formula, that the entire outstanding principal balance be repaid in full on 4/15/2000.

          Prepayment Provisions:  The Note will be prepayable, in whole or in part, at any time by paying GCMG a
                                  prepayment penalty equal to 10% of the
                                  prepayment amount.

          Covenants:              The Note will contain protective
                                  covenants similar to those contained in
                                  the Company's line of credit agreement
                                  with Wilmington Trust Company.

          Directorships:          Mr. Leeds and Mr. Marks have agreed to
                                  support those persons, who together will constitute one-half of the board of directors, who are identified by GCMG for election as directors of the Company.